Exhibit 99.1

Contact:	Mark Williams	Thomas Redington
	Chief Financial Officer, Mediware	203 222-7399
	913 307-1000	212 926-1733
	www.mediware.com	www.redingtoninc.com

RICHARD GRECO JOINS MEDIWARE BOARD

LENEXA, KS., Sept. 4, 2007– Mediware Information Systems (Nasdaq: MEDW) announced today the appointment of The Honorable Richard Greco, Jr. to the board of directors.  The Company also announced that long term director, Jonathan Churchill, resigned from the board following 15 years of valuable service.

Joining the board is The Honorable Richard Greco, Jr., age 38, former Assistant Secretary of the Navy.  Mr. Greco brings tremendous expertise and experience in corporate finance and governance. As the Assistant Secretary of the Navy for financial management, Mr. Greco served as the chief financial officer of the department.

“Richard’s high profile expertise is an exceptional addition to the Mediware board of directors,” continued Auriana. “His knowledge and practical experience with corporate finance, governance and sound financial management will provide Mediware an advantage as we look to grow and expand within the sector.”

Mr. Greco is president of Filangieri Capital Partners in New York City, a private equity partnership seeking long-term capital appreciation by investing in high growth private enterprises in Italy and emerging markets.

He served as the Assistant Secretary of the Navy (Financial Management and Comptroller) from 2004 to 2006. Prior to his confirmation by the Senate, Mr. Greco was a White House Fellow from 2002 to 2003 and also served as the acting Director of Private Sector Development for Iraq at the Coalition Provisional Authority Representative’s Office.

Prior to government service, Mr. Greco was a managing director of the corporate finance advisory firm of Stern Stewart & Co., where he specialized in EVA®-based corporate governance systems, performance measurement and management, incentive compensation, corporate valuation, and financial market research. Before joining Stern Stewart in 1997 he was an Associate at The Scowcroft Group, an investment advisory firm.  The author of many articles on finance, corporate governance, and foreign policy, Mr. Greco holds an M.B.A. in finance from The University of Chicago Graduate School of Business, an M.A. from The Johns Hopkins University Paul H. Nitze School of Advanced International Studies, and a B.S. in Chemistry Summa Cum Laude, In Cursu Honorum from Fordham University.

Mr. Churchill, 74, a practicing attorney in New York City, had been a director of Mediware since 1992.  Mr. Churchill received a B.A. degree from Harvard College and an L.L.B. from Harvard Law School.

“Jon has been a tremendous asset to Mediware during his term as a director,” said the Company’s chairman, Lawrence Auriana. “His legal and business acumen have repeatedly been of tremendous value to the organization.”

About Mediware

Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. For blood medication management, Mediware offers specialized solutions proven to improve operational effectiveness and clinical outcomes. Mediware customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.

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